UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2006

ORTHOVITA, INC.

(Exact Name of Registrant Specified in Charter)

Pennsylvania	0-24517	23-2694857
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Great Valley Parkway Malvern, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone, including area code: (610) 640-1775

(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On November 7, 2006, Orthovita, Inc. entered into a binding letter of intent with Angiotech Pharmaceuticals, Inc. and Angiotech Pharmaceuticals (US), Inc. to purchase the profit-sharing royalty rights for the VITAGEL™ Surgical Hemostat and CELLPAKER® Collection Device products sold by Orthovita under the License Agreement between Orthovita and Angiotech Pharmaceuticals (US), Inc. dated as of March 31, 2006. Angiotech Pharmaceuticals (US), Inc. is a subsidiary of Angiotech Pharmaceuticals, Inc. Angiotech Pharmaceuticals, Inc. owns approximately 11% of Orthovita’s outstanding shares of common stock.

Under the provisions of the binding letter of intent, Orthovita will pay $9.0 million in cash to Angiotech, subject to the satisfaction of financing and other closing conditions and the negotiation and execution of a definitive agreement. The binding letter of intent also provides for the extension of the term of the License Agreement from December 31, 2014 through July 2017, which covers the life of the licensed VITAGEL and CELLPAKER patent portfolio.

The license agreement with Angiotech currently provides for Orthovita to pay a royalty based on a share of profit, as defined in the License Agreement, on VITAGEL and CELLPAKER product sales. For the third quarter of 2006, the royalty was approximately 7% of VITAGEL and CELLPAKER product sales. Such product sales totaled approximately $2.0 million.

The press release issued by Orthovita on November 8, 2006 announcing the binding letter of intent is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release, dated November 8, 2006, issued by Orthovita, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOVITA, INC.

By:	/s/ Joseph M. Paiva
Joseph M. Paiva
Chief Financial Officer

Dated: November 8, 2006